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                                                                  EXHIBIT 23.1

               CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated January 31, 2000 (except with respect to matters discussed in Note 16, as to which the date is March 30, 2000) included in the Company's Form 10-K/A for the year ended December 31, 1999 and to all references to our Firm included in this registration statement. Our report dated January 31, 2000 (except with respect to matters discussed in Note 16, as to which the date is March 24,
2000) included in The Titan Corporation's Form 10-K for the year ended December 31, 1999 is no longer appropriate since restated financial statements have been presented giving effect to a business combination accounted for as a pooling-of-interests.

/s/ ARTHUR ANDERSEN LLP

San Diego, California
June 12, 2000